EXHIBIT 99.1
Verso Paper Corp. Reports Second Quarter 2013 Results
MEMPHIS, Tenn., (August 8, 2013) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2013. Results for quarters ended June 30, 2013 and 2012 include:

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Operating loss of $8.5 million in the second quarter of 2013, compared to operating loss of $9.5 million in the second quarter of 2012, and operating loss of $9.6 million in the first half of 2013, compared to operating loss of $21.8 million in the first half of 2012.

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Net loss before items of $39.2 million, or $0.74 per diluted share, in the second quarter of 2013, compared to net loss before items of $43.1 million, or $0.81 per diluted share, in the second quarter of 2012.

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Adjusted EBITDA before pro forma effects of profitability program of $22.2 million in the second quarter of 2013, compared to $23.5 million in the second quarter of 2012 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso's net sales for the second quarter of 2013 decreased $34.9 million, or 9.5%, compared to the second quarter of 2012, reflecting a 10.4% decline in total sales volume, which was driven by the closure of the Sartell mill in the third quarter of 2012. The average sales price per ton increased slightly over the same period in the prior year driven by higher sales prices for our pulp and other segments, while coated prices remained flat. Verso's gross margin was 11.0% for the second quarter of 2013 compared to 11.5% for the second quarter of 2012.
Verso reported a net loss before special items of $39.2 million in the second quarter of 2013, or $0.74 per diluted share, excluding special items of $3.8 million, or $0.07 per diluted share, primarily related to unrealized losses on energy-related derivative contracts. Verso had a net loss before special items of $43.1 million, or $0.81 per diluted share, in the second quarter of 2012, which excluded $22.4 million of net benefits from special items, or $0.42 per diluted share, primarily due to gains on early debt extinguishment.
“During the second quarter we saw the continuation of improved pricing in our pulp and specialty papers segments, said David Paterson, President and Chief Executive Officer of Verso. “In combination with strong volumes, we continue to expect a strong year in both of these segments.  In our coated paper segment, prices have been stable for the first half of the year and we are seeing price improvements as we enter the third quarter.  Coated paper volumes declined during the first half of the year, reflecting the closure of our Sartell, Minnesota mill in the third quarter of 2012.  Our 'R-Gap' benchmarking and improvement process continues to deliver solid cost reductions across our operations platform.

“Last quarter we discussed the natural gas situation affecting our facilities in Maine.  While the price of natural gas has remained stable, we continue to see upward pressure on the longer term delivery and other charges associated with obtaining natural gas at our Maine facilities.  We continue to prepare for next winter in an effort to mitigate any recurrence of the record spikes in natural gas delivery charges that we experienced last year.”

Summary Results
Results of Operations - Comparison of the Second Quarter of 2013 to the Second Quarter of 2012

	Three Months Ended
	June 30,
(Dollars in thousands)	2013	2012
Net sales	$330,385	$365,262
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	293,888	323,185
Depreciation, amortization, and depletion	26,307	31,777
Selling, general, and administrative expenses	19,180	19,930
Restructuring charges	166	(106)
Total operating expenses	339,541	374,786
Other operating income	(686)	—
Operating loss	(8,470)	(9,524)
Interest income	(5)	(2)
Interest expense	34,440	33,228
Other loss (income), net	134	(22,077)
Loss before income taxes	(43,039)	(20,673)
Income tax expense	—	9
Net loss	$(43,039)	$(20,682)

Net Sales.  Net sales for the second quarter of 2013 decreased 9.5% to $330.4 million from $365.3 million in the second quarter of 2012, due to a 10.4% decline in total sales volume over the second quarter of 2012, which was driven by the closure of the Sartell mill in the third quarter of 2012. The average sales price per ton increased 1.0% compared to the same period in the prior year.

Net sales for our coated papers segment decreased 11.2% in the second quarter of 2013 to $253.1 million from $285.0 million for the same period in 2012, due to a 10.7% decrease in paper sales volume, which was driven by the closure of the Sartell mill.  The average sales price per ton of coated paper was flat compared to the same period last year.

Net sales for our market pulp segment increased 5.2% in the second quarter of 2013 to $38.2 million from $36.2 million for the same period in 2012.  The sales volume declined 1.9% while the average sales price per ton increased 7.3% compared to the second quarter of 2012.

Net sales for our other segment decreased 11.0% to $39.1 million in second quarter of 2013 from $44.1 million in the second quarter of 2012.  This decrease was driven by a 20.7% decline in sales volume which was partially offset by a 12.3% increase in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $320.2 million in the second quarter of 2013 compared to $355.0 million in 2012, reflecting the closure of the Sartell mill in the third quarter of 2012.  Our gross margin, excluding depreciation, amortization, and depletion, was 11.0% for the second quarter of 2013 compared to 11.5% for the second quarter of 2012. Depreciation, amortization, and depletion expenses were $26.3 million for the second quarter of 2013 compared to $31.8 million for the second quarter of 2012.

Selling, general, and administrative.  Selling, general, and administrative expenses were $19.2 million in the second quarter of 2013 compared to $19.9 million for the second quarter of 2012.

Other operating income.  Other operating income for the second quarter of 2013 was $0.7 million and consisted primarily of gains on Fiber Farm LLC land sales.

Interest expense.  Interest expense for the second quarter of 2013 was $34.4 million compared to $33.3 million for the same period in 2012.

Other loss (income), net.  Other loss, net was $0.1 million in the second quarter of 2013 compared to income of $22.1 million in the second quarter of 2012, primarily attributable to losses related to debt refinancing in 2013 and gains on early extinguishment of debt in 2012.

Results of Operations - Comparison of the First Six Months of 2013 to the First Six Months of 2012

	Six Months Ended
	June 30,
(Dollars in thousands)	2013	2012
Net sales	$663,605	$740,557
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	585,747	660,465
Depreciation, amortization, and depletion	52,287	63,200
Selling, general, and administrative expenses	37,976	38,748
Restructuring charges	1,182	(21)
Total operating expenses	677,192	762,392
Other operating income	(3,971)	—
Operating loss	(9,616)	(21,835)
Interest income	(14)	(4)
Interest expense	69,100	65,347
Other loss, net	2,706	7,493
Loss before income taxes	(81,408)	(94,671)
Income tax expense (benefit)	9	(60)
Net loss	$(81,417)	$(94,611)

Net Sales.  Net sales for the six months ended June 30, 2013 decreased 10.4% to $663.6 million from $740.6 million for the six months ended June 30, 2012, reflecting a 10.8% decline in total sales volume, which was driven by the closure of the Sartell mill in the third quarter of 2012. The average sales price per ton was flat compared to the same period last year.
Net sales for our coated papers segment decreased 14.4% for the six months ended June 30, 2013 to $503.6 million from $588.2 million for the same period in 2012, due to a 14.0% decline in paper sales volume, which was driven by the closure of the Sartell mill.  The average sales price per ton of coated paper was flat compared to the same period last year.
Net sales for our market pulp segment increased 9.0% for the six months ended June 30, 2013 to $75.4 million from $69.1 million for the same period in 2012.  The sales volume increased 3.3% while the average sales price per ton increased 5.6% compared to the six months ended June 30, 2012.
Net sales for our other segment increased 1.7% to $84.6 million in the six months ended June 30, 2013 from $83.3 million in the six months ended June 30, 2012.  This increase was driven by a 10.2% increase in sales price partially offset by a 7.7% decline in sales volume.
Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $638.0 million in the six months ended June 30, 2013 compared to $723.7 million in 2012, reflecting the closure of the Sartell mill in the third quarter of 2012.  Our gross margin, excluding depreciation, amortization, and depletion, was 11.7% for the six months ended June 30, 2013 compared to 10.8% for the six months ended June 30, 2012. Depreciation, amortization, and depletion expenses were $52.3 million for the six months ended June 30, 2013 compared to $63.2 million for the six months ended June 30, 2012.
Selling, general, and administrative.  Selling, general, and administrative expenses were $38.0 million in the six months ended June 30, 2013 compared to $38.7 million in 2012.
Restructuring charges.  Restructuring charges for the six months ended June 30, 2013 were $1.2 million, and consisted primarily of facility operations and personnel costs for the Sartell mill site through the date of sale.

Other operating income.  Other operating income for the six months ended June 30, 2013 was $4.0 million and consisted of the gains on the sales of our Sartell mill and Verso Fiber Farm LLC.
Interest expense.  Interest expense for the six months ended June 30, 2013 was $69.1 million compared to $65.4 million for the same period in 2012.
Other loss, net.  Other loss, net was $2.7 million for the six months ended June 30, 2013 compared to $7.5 million in the six months ended June 30, 2012, primarily attributable to losses related to debt refinancing.
Reconciliation of Net Income to Adjusted EBITDA
The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.
Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.
However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Six Months	Year	Three Months	Six Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2012	2012	2013	2013	2013
Net loss	$(94.6)	$(173.8)	$(43.0)	$(81.4)	$(160.6)
Income tax benefit	(0.1)	(1.4)	—	—	(1.3)
Interest expense, net	65.4	135.4	34.4	69.1	139.1
Depreciation, amortization, and depletion	63.2	118.2	26.3	52.3	107.3
EBITDA	33.9	78.4	17.7	40.0	84.5
Adjustments to EBITDA:
Restructuring charges(1)	—	102.4	0.2	1.2	103.6
Gain on insurance settlement(2)	—	(52.6)	—	—	(52.6)
Loss on extinguishment of debt, net(3)	8.2	8.2	0.1	2.7	2.7
Hedge losses (gains) (4)	0.1	(3.7)	3.8	—	(3.8)
Equity award expense(5)	1.6	2.7	0.5	0.9	2.0
Other items, net(6)	5.0	4.7	(0.1)	(2.5)	(2.8)
Adjusted EBITDA before pro forma effects of profitability program	48.8	140.1	22.2	42.3	133.6
Pro forma effects of profitability program(7)					31.0
Adjusted EBITDA					$164.6

(1)	Represents costs primarily associated with the closure of the Sartell mill in 2012.

(2)	Represents gain on insurance settlement resulting from the fire at our Sartell mill in 2012.

(3)	Represents net losses related to debt refinancing.

(4)	Represents unrealized losses (gains) on energy-related derivative contracts.

(5)	Represents amortization of non-cash incentive compensation.

(6)	Represents miscellaneous non-cash and other earnings adjustments, including the gain on sale of the Sartell mill and Fiber Farm LLC in 2013.

(7)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Daylight Time) to discuss second quarter results. Analysts and investors may participate in the live conference call by dialing 719-457-2089 or, within the U.S. and Canada only, 888-554-1432, access code 1179683. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso's website at www.versopaper.com/investorrelations by navigating to the Events page, or at: http://investor.versopaper.com/eventdetail.cfm?EventID=131410. This release and Verso's Form 10-Q for the second quarter of 2013, will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 1179683. This replay will be available starting today at 12:00 p.m. (Eastern Daylight Time) and will remain available for 14 days.
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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:

Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T 901-369-4128
robert.mundy@versopaper.com
www.versopaper.com